Exhibit 10.17

FOURTEENTH AMENDMENT
UAL CORPORATION
EMPLOYEE STOCK OWNERSHIP PLAN
(Effective as of July 12, 1994)

            By virtue and in exercise of the amending power reserved to UAL Corporation (the "Company") under Section 13.1(a) of the UAL Corporation Employee Stock Ownership Plan (effective as of July 12, 1994) (the "Plan"), which amending power thereunder is subject to the approval of the Air Line Pilots Association International ("ALPA") and the International Association of Machinists and Aerospace Workers (the "IAM"), the Company hereby amends the Plan to reflect the changes in the law made by the passage of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA") and adopts provisions reflecting final regulations governing minimum required distributions, subject to the approval of ALPA and the IAM, as follows.

I.         The following Appendix B is hereby added to the plan:

"APPENDIX B

PROVISIONS TO REFLECT CHANGES UNDER THE ECONOMIC GROWTH

AND TAX RELIEF RECONCILIATION ACT OF 2001

PREAMBLE

            A.     Adoption and effective date of amendment. This Appendix B to the Plan is adopted to reflect certain provisions of EGTRRA and is intended as good faith compliance with the requirements of EGTRRA and to be construed in accordance with EGTRRA and guidance issued thereunder. Except as otherwise provided, this amendment shall be effective as of the first day of the first Plan Year beginning after December 31, 2001.

            B.     Supersession of inconsistent provisions. This amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

            1     Modification of Top-Heavy Rules.

(a)     Effective Date.  This Section shall apply for purposes of determining whether the Plan is a top-heavy plan under Section 416(g) of the Code for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of Section 416(c) of the Code for such years. This Section 1 amends the relevant provisions of Section 14 of the Plan.

(b)     Determination of Top-Heavy Status.

         (i)     Key Employee.  Key Employee means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date was an officer of the Employer having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the Employer, or a 1-percent owner of the Employer having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

            (ii)     Determination of present values and amounts.  This Section 1(b)(ii) shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of Employees as of the Determination Date.
            (1)     Distributions during year ending on the Determination Date.  The present values of accrued benefits and the amounts of account balances of an Employee as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting "5-year period" for "1-year period."             (2)     Employees not performing services during year ending on the Determination Date. The accrued benefits and accounts of any individual who has not performed services for the Employer during the 1-year period ending on the Determination Date shall not be taken into account.
  (c) Minimum Benefits.

            (i)     Matching contributions. Employer matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Section 416(c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to matching contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Section 401(m) of the Code.

         2 Direct Rollovers of Plan Distributions. (a) Effective Date.  This Section 2 shall apply to distributions made after December 31, 2001.

(b) Modification of Definition of Eligible Retirement Plan. For purposes of the direct rollover provisions in Section 7.5 of the Plan, an eligible retirement plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code.

             IN WITNESS WHEREOF, the Company has caused this Fourteenth Amendment to be executed on December 19, 2002.

UAL CORPORATION

/s/ Francesca M. Maher

APPROVED BY:

AIR LINE PILOTS ASSOCIATION,
INTERNATIONAL

/s/ Duane E. Woerth
/s/ Paul R. Whiteford Jr.

INTERNATIONAL ASSOCIATION
OF MACHINISTS AND AEROSPACE WORKERS

/s/ Scotty Ford
/s/ S.R. Canale